Exhibit 99.1

VBI Press Release

VBI Vaccines Presents Data at the World Vaccine Congress Asia that Supports the Potential Use of its eVLP Platform in the Development of a Novel Hepatitis C Vaccine Candidate

CAMBRIDGE, MA (June 3rd, 2015) – VBI Vaccines (Nasdaq: VBIV) (“VBI”) delivered a presentation, Enveloped Virus-Like Particles: Third-generation VLPs for the Development of a Broadly Neutralizing Hepatitis C Vaccine, today at the World Vaccine Congress Asia. The event was held in Singapore at the Suntec Singapore Convention & Exhibition Centre.

A synopsis of the presentation, which was delivered by Jeff Baxter, VBI’s President and CEO, is available here: http://www.vbivaccines.com/wire/wvc-asia-2015

VBI’s Hepatitis C (“HCV”) vaccine candidate leverages the company’s eVLP vaccine platform, which enables the development of enveloped (“e”) virus-like particle (“VLP”) vaccines. eVLPs are an innovative new class of synthetic vaccines that are designed to closely resemble the structure of viruses. Because of their structural similarity to viruses found in nature, eVLPs are capable of imparting greater immunity than immunization with the same recombinant target protein alone.

VBI’s eVLP vaccine platform has been used to develop a Hepatitis C vaccine candidate that may be capable of eliciting broadly reactive neutralizing antibodies against multiple genotypes of HCV. This is a critical issue for HCV, as the virus is characterized by multiple, geographically distinct genotypes. Addressing the genetic diversity of the Hepatitis C virus may provide an advantage in developing successful antiviral regimens or therapeutic vaccines. In addition, VBI believes its HCV vaccine candidate may be capable of replacing interferon when used in combination with standard antivirals.

“VBI has previously demonstrated strong cross-reactive neutralizing antibody responses against multiple genotypes of HCV in monkeys,” said Mr. Baxter. “Based on this data, we believe our HCV vaccine candidate has the potential to be a promising and safe component of HCV treatment regimens, especially in areas where the transmission of Hepatitis C has not yet been adequately addressed by the existing field of approved and available drugs.”

Now in its eighth year, the World Vaccine Congress Asia is attended by decision makers from across the Asia Pacific region including leading research institutions, government regulators, and life sciences companies. To learn more, visit: http://bit.ly/wvc-asia-2015

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI’s eVLP vaccine platform allows for the design of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus. VBI’s lead eVLP asset is a prophylactic Cytomegalovirus (“CMV”) vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. VBI’s second platform is a thermostable technology that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures. VBI has completed proof of concept thermostability studies on a number of vaccine and biologic targets. VBI is headquartered in Cambridge, MA with research facilities in Ottawa, Canada.

Website Home: http://www.vbivaccines.com/

News and Insights: http://www.vbivaccines.com/wire/

Investors: http://ir.vbivaccines.com/

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com

VBI Press Release

Company Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031 x124

Email: ir@vbivaccines.com

Investor Contacts

Robert B. Prag, President

The Del Mar Consulting Group, Inc.

Phone: (858) 361-1786

Email: bprag@delmarconsulting.com

Scott Wilfong, President

Alex Partners, LLC

Phone: (425) 242-0891

Email: scott@alexpartnersllc.com

Forward-Looking Statement Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market, and the availability of funding sources for continued development of such products. Forward-looking statements are based on management’s estimates, assumptions, and projections, and are subject to uncertainties, many of which are beyond the control of VBI. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that potential products that appear promising to VBI cannot be shown to be efficacious or safe in subsequent preclinical or clinical trials, VBI will not obtain appropriate or necessary governmental approvals to market these or other potential products, VBI may not be able to obtain anticipated funding for its development projects or other needed funding, and VBI may not be able to secure or enforce adequate legal protection, including patent protection, for its products. All forward-looking statements included in this press release are made only as of the date of this press release, and VBI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

More detailed information about VBI and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in VBI’s filings with the Securities and Exchange Commission (the “Commission”). VBI urges investors and security holders to read those documents free of charge at the Commission’s Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from VBI. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, VBI undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com

2